Ex 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-249611, 333-103219, 333-31002, 333-45221, 333-4300, 333-140715 and 333-199906 on Form S-8 of STRATTEC SECURITY CORPORATION of our report dated September 8, 2022, on the 2022 financial statements of STRATTEC SECURITY CORPORATION, appearing in this Annual Report on Form 10-K for the year ended July 2, 2023.

/s/ Crowe LLP

Oak Brook, Illinois

September 7, 2023